EXHIBIT 23.1

                         Consent of Independent Auditors

The Board of Directors Reinhold Industries, Inc.

We consent to incorporation by reference on Form 10-KSB/A of Reinhold Industries, Inc. of our report dated February 16, 2000, except for Note 12, which is as of March 9, 2000, and Note 13, which is as of March 16, 2001, relating to the consolidated balance sheets of Reinhold Industries, Inc. and Subsidiary as of December 31, 1999 and 1998 and the related consolidated statements of earnings, stockholders' equity and comprehensive income and cash flows for the years ended December 31, 1999 and 1998 which reports appears in the December 31, 1999 Annual Report on Form 10-KSB/40 of Reinhold Industries, Inc.

/S/ KPMG  LLP

Los Angeles, California
April 12, 2001